Exhibit 99.1

Contact:	Joseph S. Podolski Chief Executive Officer (281) 719-3447

Repros Therapeutics Inc. Reports Second Quarter 2010 Financial Results

THE WOODLANDS, Texas -- August 9, 2010 -- Repros Therapeutics Inc. (NasdaqCM: RPRX) today announced financial results for the second quarter ended June 30, 2010.

Financial Results

Net loss for the three month period ended June 30, 2010, was ($1.3) million or ($0.04) per share as compared to a net loss of ($8.9) million or ($0.59) per share for the same period in 2009.  The net loss for the six month period ended June 30, 2010, was ($2.4) million or ($0.08) per share as compared to a net loss of ($15.6) million or ($1.03) per share for the same period in 2009.  The decrease in loss for both the three and six month periods ended June 30, 2010 as compared to the same period in 2009 was primarily due to decreased expenses in clinical development for Proellex® and Androxal®.   In June 2010, the FDA notified us that the full clinical hold on Proellex® had been revised to a partial clinical hold to allow us to run a single study to explore both safety and signals of efficacy in an escalating dose fashion.  We intend to begin dosing later in the third quarter.   We are also in the process of selecting clinical sites for the Phase 2 trial for Androxal® as a potential treatment for type 2 diabetes and bidding Clinical Research Organization (“CRO”) services to support the study.  Additionally, the FDA has recently notified us that they will allow us to conduct two Phase 3 trials for Androxal® in men with low testosterone who want to maintain their fertility while being treated for low testosterone subject to protocol review.  We will begin the search for an appropriate CRO as well as commence screening of clinical sites where such studies will be conducted.

Research and development expenses, or R&D, decreased 90% or approximately $7.0 million to $756,000 for the three month period ended June 30, 2010 as compared to $7.8 million for the same period in the prior year.  Our primary R&D expenses for the three month periods ended June 30, 2010 and 2009 are shown in the following table (in thousands):

Research and Development	Three-months ended June 30, 2010	Three-months ended June 30, 2009	Variance	Change (%)
Operating and occupancy	$179	$257	$(78)	(30)%
Payroll and benefits	142	410	(268)	(65)%
Androxal® clinical development	--	363	(363)	(100)%
Proellex® clinical development	435	6,754	(6,319)	(94)%
Total	$756	7,784	$(7,028)	(90)%

R&D expenses decreased 91% or approximately $12.3 million to $1.2 million for the six month period ended June 30, 2010 as compared to $13.5 million for the same period in the prior year.  Our primary R&D expenses for the six month periods ended June 30, 2010 and 2009 are shown in the following table (in thousands):

Research and Development	Six-months ended June 30, 2010	Six-months ended June 30, 2009	Variance	Change (%)
Operating and occupancy	$356	$475	$(119)	(25)%
Payroll and benefits	262	826	(564)	(68)%
Androxal® clinical development	14	710	(696)	(98)%
Proellex® clinical development	582	11,471	(10,889)	(95)%
Total	$1,214	13,482	$(12,268)	(91)%

The decrease in R&D expenses is primarily due to the decreased clinical development expenses related to Proellex® as a result of the discontinuation of all clinical trials due to the FDA’s clinical hold on Proellex®. R&D expenses were further decreased by the decreased clinical development expenses related to Androxal® due to the completion of a Phase 2b proof-of-concept clinical trial in 2009.   Additionally, payroll and benefits expenses decreased due to reduced headcount and the salary reduction program put in place in August 2009 and revised in May 2010.

General and administrative expenses, or G&A, decreased 48% to approximately $570,000 for the three month period ended June 30, 2010 as compared to $1.1 million for the same period in the prior year.  Our primary G&A expenses for the three month period ended June 30, 2010 and 2009 are shown in the following table (in thousands):

General and Administrative	Three-months ended June 30, 2010	Three-months ended June 30, 2009	Variance	Change (%)
Payroll and benefits	$153	$620	$(467)	(75)%
Operating and occupancy	417	485	(68)	(14)%
Total	$570	$1,105	$(535)	(48)%

G&A payroll and benefits expenses include salaries, bonuses, relocation expense, severance costs, non-cash stock option compensation expense and fringe benefits.  Included in payroll and benefits expense is a charge for non-cash stock option expense of $77,000 for the three month period ended June 30, 2010 as compared to $253,000 for the same period in the prior year.  Additionally, salaries for the three month period ended June 30, 2010 were $66,000 as compared to $325,000 for the same period in the prior year.  The decrease in salaries is primarily due to a decrease in headcount and the salary reduction program put in place in August 2009 and revised in May 2010.

G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased 14% to $417,000 for the three month period ended June 30, 2010 as compared to $485,000 for the same period in the prior year.  The decrease is primarily due to a decrease in travel and consulting expenses.

G&A expenses decreased 43% to approximately $1.2 million for the six month period ended June 30, 2010 as compared to $2.2 million for the same period in the prior year.  Our primary G&A expenses for the six month period ended June 30, 2010 and 2009 are shown in the following table (in thousands):

General and Administrative	Six-months ended June 30, 2010	Six-months ended June 30, 2009	Variance	Change (%)
Payroll and benefits	$305	$1,094	$(789)	(72)%
Operating and occupancy	934	1,071	(137)	(13)%
Total	$1,239	$2,165	$(926)	(43)%

Included in payroll and benefits expense is a charge for non-cash stock option expense of $151,000 for the six month period ended June 30, 2010 as compared to $445,000 for the same period in the prior year.  Additionally, salaries for the six month period ended June 30, 2010 were $129,000 as compared to $563,000 for the same period in the prior year.  The decrease in salaries is primarily due to a decrease in headcount and the salary reduction program put in place in August 2009 and revised in May 2010.

G&A operating and occupancy expenses decreased 13% to $934,000 for the six month period ended June 30, 2010 as compared to $1.1 million for the same period in the prior year.  The decrease is primarily due to a decrease in travel and consulting expenses, partially offset by an increase in legal expenses.

Total revenues and other income increased to $53,000 for the three month period ended June 30, 2010 as compared to $1,000 for the same period in the prior year and increased to $53,000 for the six month period ended June 30, 2010 as compared to $4,000 for the same period in the prior year.  The increase for the three month and six month periods ended June 30, 2010 was primarily due to an increase of $53,000 in non-cash other income related to debt relief from settlements with certain vendors in the second quarter of 2010.

As of June 30, 2010 we had 34,611,575 shares of common stock outstanding.

Liquidity, Capital Resources and Going Concern Uncertainty

As of June 30, 2010, we had cash and cash equivalents of approximately $5.2 million as compared to $1.9 million as of December 31, 2009.  The amount of cash on hand is not sufficient to fund each of the clinical trials currently planned for our two drug candidates, Proellex® and Androxal®.  Based on these planned clinical trials, we will need to raise additional capital no later than some time during the first quarter of 2011.  Our Annual Report on Form 10-K for the year ended December 31, 2009 includes an explanatory paragraph in the report of its independent registered public accounting firm that there is substantial doubt about Repros’ ability to continue as a “going concern”.  Repros also received a similar going concern opinion for the years ended December 31, 2008 and 2007.

On February 12, 2010, we entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), pursuant to which we may issue and sell from time to time through Ladenburg, as sales agent and/or principal, shares of our common stock having an aggregate offering price of up to $10 million (the “ATM Shares”).  As of June 30, 2010, we have sold 8,685,633 ATM Shares at a weighted average share price of $0.73, for proceeds of approximately $6.0 million, net of expenses.  Between July 1, 2010 and August 4, 2010, we have sold an aggregate of 1,108,657 ATM Shares at a weighted average share price of $0.38, for proceeds of approximately $401,000, net of expenses.   Pursuant to General Instruction I.B.6. of Form S-3, we may not sell more than one-third of the aggregate market value of our common stock held by non-affiliates during a period of 12 calendar months immediately prior to, and including, the date of such sale of such common stock.   Due to this limitation, we announced on August 3, 2010 that we have suspended this ATM offering of Company securities.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex®, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues and other income
Interest income	$-	$1	$-	$4
Other income	53	-	53	-
Total revenues and other income	53	1	53	4

Expenses
Research and development	756	7,784	1,214	13,482
General and administrative	570	1,105	1,239	2,165
Total expenses	1,326	8,889	2,453	15,647

Net loss	$(1,273)	$(8,888)	$(2,400)	$(15,643)

Net loss per share - basic and diluted	$(0.04)	$(0.59)	$(0.08)	$(1.03)

Weighted average shares used in loss per share calculation:
Basic	31,724	15,175	28,792	15,175
Diluted	31,724	15,175	28,792	15,175

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$5,190	$1,886
Other currents assets	227	177
Fixed assets (net)	7	12
Other assets (net)	995	885
Total assets	$6,419	$2,960

Accounts payable and accrued
expenses	$1,548	$2,398
Stockholders' equity	4,871	562
Total liabilities and
stockholders' equity	$6,419	$2,960